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                                                                  EXHIBIT 99

KV PHARMACEUTICAL COMPANY

                                          CONTACT:
                                          CATHERINE M. BIFFIGNANI
                                          VICE PRESIDENT, INVESTOR RELATIONS
                                          314-645-6600
                                               [KV PHARMACEUTICAL logo]

FOR IMMEDIATE RELEASE


          KV PHARMACEUTICAL REPORTS NET INCOME INCREASE OF 63% AND
            RECORD REVENUES AND OPERATING PROFITS FOR FISCAL 2004

                  NINTH CONSECUTIVE YEAR OF RECORD REVENUES

  FISCAL YEAR 2004 REVENUES INCREASED 16%, LED BY THER-RX BRANDED DIVISION
                              REVENUES UP 90%

St. Louis, MO., June 7, 2004 - KV Pharmaceutical Company (NYSE: KVa/KVb), a fully integrated specialty pharmaceutical company that develops and markets technology-distinguished branded and generic/non-branded prescription pharmaceutical products, today reported record revenues and operating profits for the fourth quarter and fiscal year ended March 31, 2004.

Net revenues for fiscal 2004 increased $38.9 million, or 16%, to $283.9 million, compared with $245.0 million in fiscal 2003. The increase in revenues was due primarily to higher sales of the Company's branded marketing division, Ther-Rx Corporation. Gross profits for the Company for the 2004 fiscal year totaled $185.5 million, or 65% of revenue, compared with $150.5 million, or 61% of revenue, for the prior year. Net income improved 63% to $45.8 million for fiscal 2004, compared with $28.1 million in fiscal 2003. Net income per diluted common share for fiscal 2004 was $0.90, an increase of 64% compared with $0.55 per diluted common share for fiscal 2003, after adjusting year-ago figures to reflect a 3-for-2 stock split distributed on September 28, 2003, which represented the third stock split distributed in the last five calendar years by the Company.



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For the fourth quarter of fiscal 2004, net revenues increased to $83.9 million, up 14% from $73.4 million in the fourth quarter of fiscal 2003. Gross profits were $53.4 million, or 64% of revenue, versus $45.1 million, or 61% of revenue, in the year-ago fourth quarter. Net income increased $0.9 million, or 7%, to $13.5 million, or $0.27 per diluted common share, compared with $0.24 per diluted common share for the prior year fourth quarter.

In fiscal 2004, we achieved a record level of revenues and gross profits for the ninth consecutive year. "Our performance this year was driven by the rapid emergence of our branded division, but we believe the key strategic achievement of fiscal 2004 was in further adding to our pipeline of new products to sustain the growth of both our generic and branded businesses in the years ahead," stated Marc S. Hermelin, Vice Chairman and CEO of KV. "The pipeline is being filled through a multi-pronged strategy that emphasizes both internal development by leveraging our diverse drug delivery technology portfolio, and external development through strategic license agreements and alliances in targeted therapeutic categories. As we bring our pipeline products to market and build on our nine-year run of record revenues and gross profits, we're supported by a strong working capital position of in excess of $300 million and a solid balance sheet to support future growth."

Over the past two fiscal years, KV has executed planned increases in research and development spending to grow its product pipeline. R&D expense increased 8% to $20.7 million for fiscal 2004, compared to $19.1 million for fiscal 2003. The Company's research and development efforts continue to focus on supporting a growing pipeline of over 35 branded and generic development projects for its Ther-Rx and ETHEX Divisions. The Company expects research and development expenditures for fiscal 2005 to increase between 20% and 30% over research and development expenditures during fiscal 2004.

There was a 27% increase in Selling, General and Administration expense to $88.3 million in fiscal 2004, compared with $69.6 million in fiscal 2003. The increase resulted primarily from growth in the number of specialty pharmaceutical representatives in the Ther-Rx branded division, as well as expenses associated with the on-going promotion of branded products. The Company expects its Selling, General and Administration expenses to increase between 30% and 40% for fiscal 2005 to reflect a full year of an expanded sales force of more than 200 specialty sales representatives, combined with promotional expenses. During fiscal 2004, the Company incurred legal and professional expenses, and will continue to see ongoing expenses related to first-to-file patent challenges in an effort to gain a valuable 180 day exclusivity period for marketing the NDA products from the FDA.



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The Company also reported a fiscal 2004 increase of 35% in capital expenditures to $21.8 million, compared to $16.1 million for fiscal 2003, reflecting the continued expansion of the Company's facilities and drug research and manufacturing capabilities to support future growth. The Company expects its capital expenditures in fiscal 2005 to increase by up to $50 million as it ramps up manufacturing/distribution, laboratory capabilities and other facilities needed for planned growth over the next five to seven years.

The Company expects fiscal 2005 to be its tenth consecutive year of record revenues and gross profits.

FINANCIAL CONDITION
-------------------

KV reported cash and cash equivalents of $226.9 million at fiscal year end, and working capital of $306.6 million. The Company generated $34.0 million of cash flow from operating activities during the year, compared with $43.3 million during fiscal 2003. Approximately $144.2 million of cash was raised as a result of a Subordinated Contingent Convertible Debt financing that was successfully completed by the Company during May 2003 after the exercise of the over-allotment option, and net of the repurchase of $50 million of our Class A Common Stock. The Company is actively evaluating and pursuing opportunities that meet its strategic goals and financial criteria in order to capitalize on its current financial resources. The Company's strong financial condition is highlighted as follows:

     o   18% return on average equity
     o   61% increase in pretax income to $70.0 million
     o   63% increase in net income to $45.8 million
     o Debt-to-equity ratio of .85 to 1, including the Subordinated Contingent Convertible Debt transaction which netted the Company $144.2 million in proceeds after $50 million treasury stock purchase and financing costs
     o   No cash borrowings under our $65 million unsecured line of credit.
     o   Working capital of $306.6 million
     o   Cash and cash equivalents of $226.9 million


THER-RX CORPORATION - REVENUES UP 90% COMPRISING 29% OF CONSOLIDATED
--------------------------------------------------------------------
CORPORATE REVENUES WITH AVERAGE GROSS MARGINS OF 87%
----------------------------------------------------

Ther-Rx Corporation's net sales increased $39.2 million, or 90% to $82.9 million in fiscal 2004. Net sales of the women's healthcare product line increased 54%, or $17.9 million, due to market share gains in key products, especially Ther-Rx's premiere prescription prenatal, PrimaCare(R). Today, PrimaCare(R) is one of the fastest growing products in the branded prescription prenatal marketplace with 9% share of the branded market. As of the end of fiscal 2004, Ther-Rx's Gynazole-1(R) had captured a 27% share


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of the prescription vaginal anti-fungal cream marketplace according to IMS
America, up from 18% at the end of fiscal 2003. Gynazole-1(R) net sales increased 49%, or $6.1 million, in fiscal 2004 to $18.6 million.

Further, the PreCare(R) family of products continued for the second straight year to be the number one branded line of prescription prenatal nutritional supplements in the United States. Revenues for fiscal 2004 for the PreCare(R) family of products were $32.6 million, or a 57% increase over revenues of $20.8 million during fiscal 2003.

The products acquired for Ther-Rx at the end of fiscal 2003 continue to show strong growth. Since the reintroduction of both Niferex(R) and Chromagen(R) into the anemia marketplace in the second quarter of fiscal 2004, these products have experienced a 69% growth in new prescriptions and accounted for $20.7 million of Ther-Rx revenues for fiscal 2004. Initially, Ther-Rx had planned to market these products with minimal promotion, however, after seeing the dramatic increase in new prescriptions for the Niferex(R) and Chromagen(R) franchises during the third quarter of the fiscal year, Ther-Rx decided to fuel this new growth by increasing the promotional spend for these products. As a result, the hematinic franchise had new prescription growth of 74% in the fourth quarter of fiscal 2004, compared to the same period of the prior year. This marks the greatest growth experienced by both Niferex(R) and Chromagen(R) in over four years. The Company believes that these products, which are used to treat iron deficiency, can continue to be successfully grown in the years ahead.

For the fourth quarter of fiscal 2004, Ther-Rx revenues increased 130% to $30.3 million, which included a buy-in from customers related to implementing a price increase during the quarter.

ETHEX CORPORATION - SPECIALTY GENERIC MARKETING DIVISION COMPRISES 64% OF
-------------------------------------------------------------------------
CONSOLIDATED CORPORATE REVENUES WITH AVERAGE GROSS MARGINS OF 61%
-----------------------------------------------------------------

KV's specialty generics/non-branded unit, ETHEX Corporation reported fiscal 2004 revenues of $181.5 million, an increase of $1.7 million, or 1%, compared to fiscal 2003 revenues of $179.7 million. Results for fiscal 2004 were partially reflective of a $2.4 million decline in sales volume during the fourth quarter, due to the discontinuation of a portion of our cough/cold line, as well as delays in approvals that had been anticipated during fiscal 2004. As previously reported, during the fourth quarter of fiscal 2003, ETHEX was up 41% due to increased sales from product approvals granted during fiscal 2003. For the fourth quarter of fiscal 2004, ETHEX reported revenues of $48.3 million, down 10%, compared to $53.7 million for the fourth quarter of fiscal 2003.

ETHEX's operating performance remained strong as measured by gross profit margins. Top-line growth reflected a higher volume of sales of certain existing therapeutic categories, partially offset by more competitive price points for some products and the discontinuance of several cough/cold products. The Company also saw slower-than-anticipated approvals of Abbreviated New Drug Application (ANDA's) by the U.S. Food and Drug Administration; however, the Company is confident of coming approvals. The


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first of these approvals was received in late May, for morphine sulphate extended release tablets, 15mg. and 60mg., which are the AB-rated equivalent to MS Contin(R), marketed by Purdue Frederick.

The Company believes that despite slower top-line growth in fiscal 2004, ETHEX is poised to return to its historical norm of mid-teens revenue growth in fiscal 2005 based on a strong product pipeline. Including the aforementioned delayed ANDA's, ETHEX has more than 30 internally developed products in its internal pipeline, as well as more than 15 additional products stemming from agreements with various drug delivery/development companies. These include agreements with unnamed partners for the co-development of products whose branded revenues combined are approximately $3 billion per year, and products developed by Glenmark Pharmaceuticals of India with approximate branded revenues of $2.5 billion per year. The Company also has products pending approval at the Food & Drug Administration awaiting approval, the first of which we received during the first quarter of fiscal 2005 with additional approvals during the remainder of fiscal 2005.

PARTICLE DYNAMICS, INC. - SPECIALTY VALUE ADDED RAW MATERIALS
-------------------------------------------------------------

During fiscal 2004, sales of specialty, value-added raw material products decreased 5%, or $0.8 million, to $16.6 million, compared to $17.4 million in fiscal 2003, due primarily to the continued softness in the nutritional supplement market for which Particle Dynamics is a supplier. Particle Dynamics continues to play a strategic role for KV, leveraging its expertise in manufacturing and product development to supply value-added raw materials for both Ther-Rx and ETHEX product lines. Despite the revenue decline, Particle Dynamics remains profitable and expects to introduce new products in new categories during fiscal 2005.

FISCAL 2004 HIGHLIGHTS:
-----------------------

     o Successfully completed the private placement with institutional investors of Subordinated Convertible Contingent Notes due 2033. The notes are convertible into shares of KV Pharmaceutical Company Class A Common Stock under certain circumstances. KV used $50.0 million of the proceeds from the Notes to fund the repurchase of approximately 2.0 million shares of its Class A Common Stock and intends to use the remaining proceeds for potential acquisitions of products, technologies and businesses, and other general corporate purposes.

     o Entered into a long-term licensing agreement with P.T. Soho to market Gynazole-1(R) to Indonesia, the world's fourth most populous country. P.T. Soho has served the Indonesian market for more than 50 years with an outstanding track record of successful partnerships with major pharmaceutical companies including Pfizer, AstraZeneca and Pharmacia.


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     o   Relaunched Niferex(R) and Chromagen(R) successfully into the anemia marketplace.

     o Declared a 3-for-2 stock split of shares of the Company's Class A and Class B common stock. The weighted average shares outstanding for fiscal 2004 increased by 50% from approximately 32.5 million shares to 48.7 million common shares. This represents the third 3-for-2 stock split distributed by the Company in the last five calendar years.

     o Ranked 49th (ranked 58th in 2002) in Forbes' listing of "America's 200 Best Small Companies" in the October 27, 2003 issue of the magazine. KV reported average 5-year revenue and EPS growth of 20% and 23% respectively, and average 5-year return on equity of 18%.

     o Announced the successful completion of Phase II clinical trials for an endometriosis treatment.

     o Entered into a long-term product development and marketing license agreement with Glenmark Pharmaceuticals Ind., USA, a wholly-owned subsidiary of Glenmark Pharmaceuticals Ltd. of India. Under the agreement, Glenmark will initially develop and license to KV eight generic products for regulatory approval and marketing in North American markets. The agreement also provides for the development and licensing of additional generic ANDA products, as well as for certain branded specialty products which may incorporate Glenmark's proprietary platform controlled release technology. The first product launch covered under the agreement is expected to occur during the last half of calendar 2005.

     o The approval by the U.S. Food and Drug Administration of the Company's ANDA for four strengths of Benazepril Hydrocholroide Tablets. The Company received approval for the 5, 10, 20 and 40 mg. tablets. Benazepril Hydrocholoride Tablets are an AB-rated alternative to Lotensin(R) from Novartis and will be marketed by the Company's ETHEX Corporation subsidiary.

     o Entered into an agreement with HuGang New Asiatic, a division of Shanghai Pharmaceutical Co., Ltd to market Gynazole-1(R) in the People's Republic of China. The Company is anticipating that the product will be ready for introduction late in KV's fiscal 2005 or early fiscal 2006.

     o Entered into a long-term licensing agreement with Pan-Malayan to market Gynazole-1(R) in six Asian countries, expanding
         Gynazole-1(R)'s future presence to over 50 markets in Europe, Latin America, the Middle East and with this agreement, Asia.

         Of the more than 50 international markets with strategic licensing/alliance agreements for Gynazole-1(R), as of the end of fiscal 2004, only once alliance has


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         received regulatory approval for marketing. As approvals are received in other countries, we would expect that the revenues will contribute to the future growth of Ther-Rx Corporation.

ABOUT KV PHARMACEUTICAL COMPANY

KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops and markets technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's fastest growing small companies, most recently by Forbes in its October 2003 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.

SAFE HARBOR

The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation reform Act of 1995 ("PSLRA") and which may be based on or include assumptions, concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could", and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing; (5) new product development and launch; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting the pattern of inventory movements by the Company's customers; (11) the impact of competitive response to the Company's


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efforts to leverage its branded power with product innovation, promotional programs, and new advertising; (12) risks that the company may not ultimately prevail in its Paragraph IV litigation and that any period of exclusivity may not in fact be realized; and (13) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook.

                          (Financial Tables Follow)



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
                                          KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                                CONSOLIDATED FINANCIAL RESULTS
                                       (unaudited; in thousands, except per share data)
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                                         CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,                         YEAR ENDED MARCH 31,
                                                         -----------------------------          -----------------------------
                                                            2004               2003                2004               2003
-----------------------------------------------------------------------------------------------------------------------------
Net revenues........................................      $ 83,945           $ 73,358            $283,941           $244,996
Cost of sales.......................................        30,536             28,240              98,427             94,527
                                                         --------------------------------------------------------------------
Gross profit........................................        53,409             45,118             185,514            150,469
                                                         --------------------------------------------------------------------
Operating expenses:
     Research and development.......................         5,843              4,891              20,651             19,135
     Selling and administrative.....................        25,903             20,180              88,333             69,584
     Amortization of intangible assets..............         1,123                589               4,459              2,321
     Litigation.....................................             -                  -              (1,700)            16,500
                                                         --------------------------------------------------------------------
         Total operating expenses...................        32,869             25,660             111,743            107,540
                                                         --------------------------------------------------------------------

Operating income....................................        20,540             19,458              73,771             42,929
                                                         --------------------------------------------------------------------

Other expense (income):
     Interest expense...............................         1,255                116               5,865                325
     Interest and other income......................          (569)              (283)             (2,092)              (977)
                                                         --------------------------------------------------------------------
         Total other expense (income), net..........           686               (167)              3,773               (652)
                                                         --------------------------------------------------------------------
Income before income taxes..........................        19,854             19,625              69,998             43,581
Provision for income taxes..........................         6,349              6,979              24,150             15,471
                                                         --------------------------------------------------------------------

Net income..........................................      $ 13,505           $ 12,646            $ 45,848           $ 28,110
                                                         ====================================================================

Net income per Common share - basic.................      $   0.28           $   0.25            $   0.93           $   0.56
                                                         ====================================================================
Net income per Common share - diluted...............      $   0.27           $   0.24            $   0.90           $   0.55
                                                         ====================================================================
Average shares outstanding - basic..................        48,889             51,178              48,987             49,800
Average shares outstanding - diluted................        50,918             52,765              51,085             51,561





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                                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                                                                                      2004               2003
----------------------------------------------------------------------------------------------------------------
Balance Sheet Information (as of March 31)
     Cash and cash equivalents..................................................    $226,911           $ 96,288
     Receivables, net...........................................................      65,872             57,385
     Inventory, net.............................................................      50,697             42,343
     Prepaid and other current assets...........................................       6,591              2,709
     Deferred tax asset.........................................................       8,037             14,791
                                                                                   -----------------------------
         Total current assets...................................................     358,108            213,516
     Property and equipment, net................................................      75,777             51,903
     Intangible assets and goodwill.............................................      80,809             82,577
     Other assets...............................................................      13,744              4,672
                                                                                   -----------------------------
                                                                                    $528,438           $352,668
                                                                                   =============================

     Current liabilities........................................................    $ 51,476           $ 75,620
     Long-term debt and other long-term liabilities.............................     219,213             16,432
     Shareholders' equity.......................................................     257,749            260,616
                                                                                   -----------------------------
                                                                                    $528,438           $352,668
                                                                                   =============================

     Working capital............................................................    $306,632           $137,896
     Working capital ratio......................................................    7.0 to 1           2.8 to 1
     Debt to equity ratio.......................................................    .85 to 1           .07 to 1


Cash Flow Information (year ended March 31)
     Net cash provided by (used in):
         Operating activities...................................................    $ 33,992           $ 43,321
         Investing activities...................................................     (40,092)           (32,113)
         Financing activities...................................................     136,723             72,971
                                                                                   -----------------------------
     Increase in cash and cash equivalents......................................     130,623             84,179
     Cash and cash equivalents, beginning of year...............................      96,288             12,109
                                                                                   -----------------------------
     Cash and cash equivalents, end of period...................................    $226,911           $ 96,288
                                                                                   =============================

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